Exhibit 99


                               OMNICOM GROUP INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                                    ARTICLE I

                            PURPOSE AND COMMENCEMENT

         1.01 Purpose. The purpose of the Plan is to provide the employees of Omnicom Group Inc., a New York corporation (the "Company"), and its Subsidiaries with a vehicle for investing in the growth potential of the Company, to allow the Company to be competitive in attracting new employees, and to promote positive parent company recognition and visibility. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code and shall be interpreted and construed in accordance with such purpose.

         1.02 Commencement. The Plan shall become effective on September 1, 1999 (the "Effective Date"). The Plan was adopted by the Board of Directors on February 1, 1999 and was approved by the Company's shareholders on May 17, 1999. The Plan, as set forth herein, reflects amendments to the Plan through July 27, 1999.

                                   ARTICLE II

                                   DEFINITIONS

         2.01 Definitions. As used in the Plan, the following terms and phrases shall have the following meanings:

         (a) "Board of Directors" shall mean the Board of Directors of the Company.

         (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

         (c) "Commencement Date" shall mean the first day of a Plan Quarter.

         (d) "Committee" shall mean the Compensation Committee of the Board of Directors, or such other committee of the Board of Directors designated by it for purposes of administering the Plan.

         (e) "Common Stock" means the common stock of the Company.

         (f) "Company" shall mean Omnicom Group Inc., a New York corporation.

         (g) "Contribution   Account"  shall  mean  the  bookkeeping   account


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established  on behalf of a  Participant  pursuant to Article IV hereof to which shall be credited his or her Participant Contributions.

         (h) "Contribution Rate" shall be a percentage of a Participant's Covered Compensation during each payroll period designated by each Participant to be contributed by regular payroll deductions to his or her Contribution Account as set forth in Section 3.03 hereof.

         (i) "Covered Compensation" shall mean the base salary or hourly wages received by an Employee from any Participating Employer, or commissions received from any Participating Employer (in the case of an Employee who is primarily compensated on a commission-basis), before tax withholdings and other payroll deductions (such as deductions under Section 401(k) or 125 of the Code), and excluding any overtime, cash bonus compensation, fringe benefits and other irregular or special forms of compensation.

         (j) "Effective Date" shall have the meaning set forth in Section 1.02 hereof.

         (k) "Election Date" shall mean the number of days prior to the Commencement Date of each Plan Quarter selected by each Participating Employer and approved by the Committee as the date by which its Employees must elect to participate in the Plan pursuant to Section 3.03(a) hereof.

         (l) "Election Form" shall mean such form as shall be approved by the Committee for Employees to elect participation in the Plan.

         (m) "Employee" shall mean each employee of a Participating Employer other than an Excluded Employee. For purposes of the Plan, the terms "employee", "employment" and similar terms shall be determined in accordance with the provisions of Section 1.421-7(h) of the Treasury Regulations (or any successor regulations).

         (n) "Excluded Employee" means any employee of a Participating Employer whose customary employment is 20 hours per week or less or whose customary employment is for not more than 5 months in any calendar year.

         (o) "Fair Market Value" shall mean the average of the high and low price reported by the applicable composite transactions report on the date of any determination hereunder or, if the Common Stock is not traded on such date, the average of the high and low price so reported on the immediately preceding date on which the Common Stock was traded on such exchange.

         (p) "Participant" shall mean any Employee of a Participating Employer who has met the conditions and provisions for becoming a Participant set forth in Article III hereof.

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         (q) "Participant Contributions" shall be the aggregate dollars actually contributed by each Participant to his or her Contribution Account for a Plan Quarter.

         (r) "Participating Employers" shall mean the Company and each Subsidiary that (i) has been designated by the Committee as a Participating Employer under the Plan, and (ii) has adopted the Plan for its Employees by action of its Board of Directors. A Subsidiary shall become a Participating Employer effective only upon a Commencement Date.

         (s) "Plan" shall mean the Omnicom Group Inc. Employee Stock Purchase Plan as set forth herein, as it may be amended from time to time.

         (t) "Plan Quarter" shall mean each quarter during the term of the Plan defined for purposes hereof as September 1 through November 30, December 1 through February 28, March 1 through May 31 and June 1 through August 31. The first Plan Quarter shall be the Plan Quarter commencing on the Effective Date and ending on November 30, 1999.

         (u) "Purchase Date" shall mean the last business day of a Plan Quarter on which the Common Stock publicly trades.

         (v) "Purchase Price" shall mean the purchase price for a share of Common Stock to be paid by a Participant on a Purchase Date, as determined under
Section 4.02 hereof.

         (w) "Subsidiary" shall mean a subsidiary of the Company which is treated as a subsidiary corporation under Section 424(f) of the Code.

                                  ARTICLE III

                          ELIGIBILITY AND PARTICIPATION

         3.01 Eligibility.

         (a) Each Employee shall become eligible to be a Participant of the Plan and may participate therein as of the Commencement Date coincident with or next following the date he or she has completed six consecutive months of continuous employment with the Participating Employer.

         (b) In the event any person becomes an Employee on account of a stock purchase, asset purchase or similar acquisition by the Company, such Employee shall have any continuous period of employment with the predecessor company applied towards the satisfaction of the six-month waiting period set forth in paragraph (a) above, and such Employee shall be eligible to participate in the Plan on the Commencement


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Date  coincident with or next following the date he has satisfied such six-month period.

         (c) In the event that an Excluded Employee becomes an Employee of a Participating Employer due to a change in his customary employment with a Participating Employer (as described in Section 2.01(n)), such Employee shall have his continuous period of employment with the Participating Employer (as an Excluded Employee) applied toward satisfaction of the six-month waiting period set forth in paragraph (a) above, and such Employee shall be eligible to participate in the Plan on the Commencement Date coincident with or next following the date he has satisfied such six-month period; provided, however, that any such Employee who has more than two years of continuous employment with a Participating Employer shall be eligible to participate in the Plan on the Purchase Date coincident with or next following the date he is an Employee and has satisfied such two-year period (and may elect to make payroll deductions under Section 3.03(d) for payroll periods ending on and after such date).

         3.02 Limitations. Notwithstanding anything to the contrary contained in the Plan, no Employee shall acquire the right to purchase shares of Common Stock
(i) if immediately after the Purchase Date, such Employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary, taking into account in determining stock ownership any stock attributable to such Employee under Section 424(d) of the Code or (ii) which would permit such Employee's right to purchase stock under all employee stock purchase plans (to which Section 423 of the Code applies) of the Company and its Subsidiaries, to accrue at a rate which exceeds $25,000 of the Fair Market Value of such stock (as determined as of each Purchase Date) for each calendar year, all as specified in the manner provided by Section 423(b)(8) of the Code.

         3.03 Participation.

         (a) Each Employee eligible to be a Participant in the Plan shall be furnished a summary of the Plan and an Election Form by such Employee's Participating Employer. If an Employee elects to participate hereunder, such Employee shall complete such form and file it with his or her Participating
Employer not later than the Election Date for the next Plan Quarter. The completed Election Form shall indicate the Contribution Rate authorized by the Participant. If any Employee does not elect to participate in the Plan during any given Plan Quarter, such Employee may elect to participate on any future Commencement Date so long as he or she continues to be an eligible Employee.

         (b) On his or her Election Form, an Employee must authorize his or her Participating Employer to deduct through a payroll deduction the amount of such Employee's Participant Contribution. The payroll deduction specified in an Election Form for each payroll period shall be at a Contribution Rate in whole percentages of not less than 1% and not more than 10% of such Employee's Covered Compensation during such payroll period paid to him or her by his or her Participating Employer. Such deductions shall begin as of the first pay period occurring on or after the Commencement Date of a Plan Quarter. No interest shall accrue to Participants on any amounts withheld


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under the Plan.

         (c) The Participant's Contribution Rate, once established, shall remain in effect for all Plan Quarters unless changed by the Participant on a new Election Form filed with his or her Participating Employer not later than the Election Date of the next Plan Quarter. A Participant's Contribution Rate for a Plan Quarter may not be increased, decreased or otherwise modified at any time during the period between the Election Date and the Commencement Date of such Plan Quarter.

         (d) A Participant may notify his or her Participating Employer of such Participant's desire to discontinue his or her Participant Contributions by delivering to his or her Participating Employer written notice on such forms as may be provided by the Company or such Participant's Participating Employer at least 15 days prior to the Purchase Date of the relevant Plan Quarter. Upon such request, there shall be refunded to such Participant as soon as practicable the entire cash balance in his or her Contribution Account. If a Participant determines to discontinue his or her Participant Contributions pursuant to this paragraph, (i) such Participant shall be terminated from the Plan effective upon the date of receipt of such Participant's notice to his or her Participating Employer and (ii) such Participant shall not be permitted to be a Participant in the Plan until the Participant completes and files a new Election Form with his or her Participating Employer no later than the Election Date of the Plan Quarter the Participant wishes to again participate in the Plan. In the event that a Participant's payroll deductions are prevented by legal process, the Participant will be deemed to have terminated from the Plan.

         (e) By enrolling in the Plan, each Participant will be deemed to have authorized the establishment of a brokerage account in his or her name at a securities brokerage firm or other financial institution, if approved by the Committee in its discretion.

         3.04 Termination of Employment; Re-employment

         (a) Any Participant (i) whose employment by a Participating Employer is terminated for any reason or (ii) who shall otherwise cease to be an Employee for purposes of the Plan, shall cease being a Participant as of the date of such event. Upon such termination of employment, there shall be refunded to such Participant as soon as practicable the entire cash balance in such Participant's Contribution Account. Section 4.03(b) hereof shall apply to the issuance of certificates to a Participant following termination of employment.

         (b) Any  Employee  whose  employment  by a  Participating  Employer  is terminated after such Employee has completed six consecutive months of continuous employment with a Participating Employer and who is re-employed by a Participating Employer within one year of his or her date of termination shall be eligible to participate in the Plan on the Commencement Date coincident with or next following the date of re-employment. Any employee whose employment is terminated and who is re-employed under circumstances other than as set forth in the foregoing sentence shall be eligible to


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participate in the plan upon  satisfaction of the requirement of Section 3.01(a)
following the date of re-employment.

                                   ARTICLE IV

                                  COMMON STOCK

         4.01 Purchase of Common Stock.

         (a) On each Purchase Date, each Participant's Contribution Account shall be used to purchase the maximum number of whole and fractional shares of Common Stock determined by dividing (i) the Participant's Contribution Account as of such Purchase Date by (ii) the Purchase Price in respect of such Plan Quarter.

         (b) If, in any Plan Quarter, the total number of shares of Common Stock to be purchased pursuant to the Plan by all Participants exceeds the number of shares authorized under the Plan, then each Participant shall purchase his or her pro rata portion of the shares of Common Stock remaining available under the Plan based on the balances in each Participant's Contribution Account as of the Purchase Date in respect of such Plan Quarter.

         (c) Any cash dividends paid with respect to shares of Common Stock held for the account of a Participant shall be, as determined by the Participant, (i) distributed to the Participant, or (ii) used to purchase additional shares of Common Stock on the open market, provided that the Participant has made a prior arrangement with the securities brokerage firm described in Section 3.03(e) hereof to apply any cash dividends to make such purchases.

         4.02 Purchase Price. For each Plan Quarter, the Purchase Price per share of Common Stock purchased pursuant to the Plan shall be 85% of the Fair Market Value on the Purchase Date of such Plan Quarter.

         4.03 Stock  Certificates,  Voting  Rights.

         (a) Evidence of shares of Common Stock purchased under the Plan shall be maintained under the Plan for the account of each Participant and registered in the manner determined by the Committee. Certificates for the number of whole shares credited to a Participant's account under the Plan will be issued to a Participant at any time promptly upon written request to the Company or its designated agent; provided, however, that the Company may, at its election, issue such certificates at such time or times as the Committee deems appropriate, including, without limitation, following an Employee's termination of employment with a Participating Employer.

         (b) Whole shares of Common Stock held under the Plan for the


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account of each Participant or former  Participant  shall be voted by the holder of record of such shares in accordance with the Participant's instructions.

         4.04 Notification of Disposition of Stock. If a Participant or former Participant disposes of a share of Common Stock purchased under the Plan prior to two (2) years after the Purchase Date of the Plan Quarter during which such share was purchased, then such Participant or former Participant shall notify his or her Participating Employer immediately of such disposition in writing.

                                    ARTICLE V

                            MISCELLANEOUS PROVISIONS

         5.01 Shares Subject to Plan; Adjustments.

         (a) The maximum number of shares of Common Stock which may be purchased under the Plan is 3,000,000 subject, however, to adjustment as hereinafter set forth. The shares of Common Stock to be purchased under the Plan will be made available, at the discretion of the Board of Directors or the Committee, either from authorized but unissued shares of Common Stock or from previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market.

         (b) If the outstanding shares of Common Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, spin off, sale of all or substantially all the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock, or other securities, an appropriate and proportionate adjustment may be made in the maximum number and kind of shares provided in Sections 3.02 and 5.01(a) hereof, subject in the case of certain corporate reorganizations to the requirements of Section 424(a) of the Code.

         5.02 Administration of the Plan.

         (a) Pursuant to the direction of the Board of Directors, the Committee shall be responsible for the administration of the Plan. The Committee shall have the discretionary authority to interpret the Plan and determine all questions arising in the administration, application and operation of the Plan, including all questions of fact and all questions of interpretation of the provisions of the Plan. All such determinations by the Committee shall be conclusive and binding on all persons. The Committee, from time to time, may adopt, amend and rescind rules and regulations not inconsistent with


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the Plan for carrying out the Plan,  and may approve the forms of any  documents
or  writings   provided  for  in  the  Plan.  The  Committee   shall  have  full
discretionary authority to delegate ministerial functions of the Plan to employees of the Company and its Subsidiaries. No member of the Board of Directors or the Committee shall be liable for any action, determination or omission taken or made in good faith with respect to the Plan or any right granted hereunder.

         (b) The Committee may in its discretion engage a bank trust department, securities brokerage firm or other financial institution as agent to perform custodial and record-keeping functions for the Plan, such as holding record title to the Participants' stock certificates, maintaining an individual investment account for each Participant and providing periodic account status reports to Participants.

         (c) The Committee shall have the authority to adopt and enforce such special rules and restrictions under the Plan to be applicable to Participants who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, as the Committee shall deem are necessary or appropriate to comply with the requirements of such Section 16.

         (d) The Company shall bear the cost of administering the Plan, including any fees, costs and expenses relating to the purchase of shares of Common Stock under the Plan. Notwithstanding the foregoing, Participants will be responsible for all fees, costs and expenses incurred in connection with (i) the issuance of stock certificates to a Participant in accordance with Section 5.01(a) or (ii) the disposition of shares of Common Stock purchased under the Plan.

         5.03 Termination and Amendment of the Plan.

         (a) The Company may, by action of the Board of Directors, terminate the Plan at any time and for any reason. The Plan shall automatically terminate upon the purchase by Participants of all shares of Common Stock subject to the Plan under Section 5.01 hereof, unless such number of shares shall be increased by the Board of Directors and such increase shall be approved by the shareholders of the Company. Upon termination of the Plan, as soon as practicable, there shall be refunded to each Participant the entire cash balance in his or her Contribution Account, and there shall be forwarded to each Participant certificates for all whole shares of Common Stock held under the Plan for the account of such Participant.

         (b) The Board of Directors reserves the right to modify, alter or amend the Plan at any time and from time to time to any extent that it may deem advisable, subject to shareholder approval to the extent deemed necessary by the Board of Directors for compliance with Section 423 of the Code. Notwithstanding the foregoing, no amendment of the Plan shall operate to reduce any amounts previously allocated to a Participant's Contribution Account nor to reduce a Participant's rights with respect to shares of Common Stock previously purchased and held on his or her behalf under the Plan. The Board of Directors may suspend operation of the Plan for any period as it may deem advisable.


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         5.04 Governing Law; Compliance With Law. The Plan shall be construed in accordance with the laws of the State of New York. The Company's obligation to sell and deliver shares of Common Stock hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. The Company may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with a Participant's participation in the Plan.

         5.05 No Assignment. The purchase rights granted hereunder are not assignable or transferable by the Participants, other than by will or the laws of descent and distribution, and are exercisable during the Participant's lifetime only by the Participant. Any attempted assignment, transfer or alienation not in compliance with the terms of the Plan shall be null and void for all purposes and respects.

         5.06 No Contract of Employment. The Plan will not be deemed to constitute a contract between a Participating Employer and any Participant or to be a consideration or an inducement for the employment of any Participant or Employee. Nothing contained in the Plan shall be deemed to give any Participant or Employee the right to be retained in the service of a Participating Employer or to interfere with the right of a Participating Employer to discharge any Participant or Employee at any time regardless of the effect which such discharge shall have upon him or her as a Participant of the Plan.

         5.07 No Rights as Shareholder. No eligible Employee or Participant shall by reason of participation in the Plan have any rights of a shareholder of the Company until he or she acquires shares of Common Stock as herein provided.


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